Exhibit 10.2

Execution Copy

EMPLOYMENT AGREEMENT

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THIS EMPLOYMENT AGREEMENT (this “Agreement”) dated October 2, 2008, between Tuesday Morning Corporation, a Delaware corporation (the “Company”), and Michael Marchetti (“Executive”).

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.             Employment.  The Company shall employ Executive, and Executive shall continue to serve as an employee of the Company, upon the terms and conditions set forth in this Agreement.

2.             Position and Duties.

(a)           During the Employment Period, Executive shall serve as the Executive Vice President and Chief Operating Officer of the Company and shall have the normal duties, responsibilities and authority consistent with such titles, subject to the power of the Chief Executive Officer of the Company (the “CEO”) and board of directors of the Company (the “Board”) to expand or limit such duties, responsibilities and authority and to override the actions of Executive.

(b)           Executive shall report to the CEO, and Executive shall devote his full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company and its subsidiaries.  It is understood that Executive may devote time to charitable activities and personal investments and serve on the boards of directors of other companies, so long as these activities do not interfere with the performance of his duties hereunder.

3.             Salary, Benefits, Bonus and Expenses.

(a)           Effective as of July 1, 2008, and until Executive’s employment with the Company is terminated as provided in paragraph 4 hereof (the “Employment Period”), Executive’s base salary shall be $450,000 per annum or such higher rate as the Compensation Committee of the Board (the “Compensation Committee”) may designate from time to time (the “Base Salary”), payable in regular installments in accordance with the Company’s general payroll practices and subject to customary withholding.  In addition, during the Employment Period, Executive shall be entitled to five weeks of vacation in each 12 month period and to participate in all of the Company’s employee benefit programs for which senior executive employees of the Company and its subsidiaries are generally eligible, including medical and dental insurance and the Company’s 401(k) plan.

(b)           During the Employment Period, Executive shall be eligible to participate in the Company’s annual bonus program or any successor plan thereto (the “Annual Incentive Program”).  The bonus opportunity afforded Executive pursuant to this paragraph 3(b) may vary from year to year and any bonus earned thereunder shall be paid at a time and in a manner specified in the Annual Incentive Program.  Executive’s bonus levels under the Annual Incentive Program will be contingent upon the Company achieving predetermined performance goals and the approval by the Compensation Committee.  The Company may also award the Executive a discretionary cash bonus or other cash bonus outside of the Annual Incentive Program for services performed by Executive during a fiscal year.  In addition to the bonuses described above in this paragraph 3(b), Executive shall be entitled to receive additional compensation (“Additional Compensation”) as follows:  If the Company’s stockholders approve the Company’s 2008 Long-Term Equity Incentive Plan (the “2008 Plan”) at the annual meeting of the Company’s stockholders to be held in 2008 (the “2008 Meeting”), then during the Employment Period Executive shall be granted a one time restricted stock award with a value (determined as of the date of the award) equal to $100,000 on June 30, 2009; if, however, the Company’s stockholders do not approve the 2008 Plan at the 2008 Meeting, then (1) during the Employment Period the Company shall pay Executive an additional annual bonus in cash in the amount of $200,000 per bonus on June 30 of each fiscal year ending on June 30, 2009, 2010 and 2011, and (2) for each additional fiscal year during the Employment Period, commencing with the fiscal year ending June 30, 2012, unless the Company otherwise notifies Executive in writing on or before September 30, 2011, Executive shall be entitled to receive the same amount of cash bonus Additional Compensation as the cash bonus Additional Compensation he received for the fiscal year ended June 30, 2011.  Such cash bonus Additional Compensation shall be paid on June 30 of each such fiscal year.

(c)           In connection with his employment, Executive was granted by the Company the following stock options under the Company’s 1997 Long-Term Equity Incentive Plan, as amended, covering the number of shares of the Company’s stock, par valve $0.01 per share (“Common Stock”), set forth below:

Dates of Grant	Number of Shares Covered	Exercise Price
Feb 05, 2001	100,000	$8.31
Feb 19, 2002	45,000	$16.92
Apr 14, 2003	40,000	$20.01
Aug 18, 2004	50,000	$30.25
May 27, 2005	65,000	$30.61

These options vest ratably on a daily basis over five years, have original general terms of ten years and continue to be exercisable until the end of their original general terms.

On May 21, 2008, the Company granted Executive stock options covering 75,000 shares of the Common Stock having an exercise price of $4.89, vesting ratably on a daily basis over three years, and having an original general term of ten years, if the Company achieves certain earnings per share goals for the fiscal year ending June 30, 2009.  In connection with his employment under this Agreement, and subject to the condition that the Company’s stockholders approve the 2008 Plan at the 2008 Meeting, on November 14, 2008, Executive will be granted by the Company under the 2008 Plan a combination of a stock option intended to be an incentive stock option (the “New ISO”) under the Internal Revenue Code of 1986, as amended (the “Code”) and a nonqualified stock option (together with the New ISO, the “New Options”) covering, in the aggregate, 100,000 shares of the Common Stock, with the allocation between the number of shares subject to the New ISO and the number of shares subject to the remainder of the New Options to be determined by the Company’s Compensation Committee on November 14, 2008, with the goal of maximizing the number of shares subject to the New ISO’s as the Compensation Committee may deem reasonably acceptable under applicable law and regulations.  The exercise price per share of the New Options will be the fair market value of a share of the Common Stock on November 14, 2008, as determined in accordance with the 2008 Plan.  The New Options will vest ratably on a daily basis over three years, and the New Options will have a general term of ten years.  In the event that Executive’s employment hereunder is terminated by the Company without “Cause” or by him with “Good Reason” (as each such term is defined below), (i) the options described in this paragraph 3(c), including without limitation the New Options (together, the “Options”), which are then vested will continue to be exercisable until the end of their original general terms, and (ii) of the Options which are not then vested, an amount equal to one more year’s vesting will vest and become exercisable upon such termination and continue to be exercisable until the end of their original general terms.  Executive understands that exercising any incentive stock option, including without limitation the New ISO after termination of his employment may affect its status under the Code and that the qualification of any incentive stock option, including without limitation the New ISO, under the Code is subject in part to Executive complying with the applicable provisions thereof.

(d)           In connection with his employment under this Agreement, and subject to the condition that the Company’s stockholders approve the 2008 Plan at the 2008 Meeting, on November 14, 2008, Executive shall be granted by the Company under the 2008 Plan a restricted stock award of Common Stock having a fair market value on November 14, 2008, equal to $600,000.  The restricted stock award shall be subject to substantial risk of forfeiture restrictions one-third of which shall lapse upon each of November 14, 2009, November 14, 2010, and November 14, 2011.

(e)           The Company shall reimburse Executive for all reasonable expenses incurred by him in the course of performing his duties under this Agreement consistent and in accordance with the Company’s policies with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses.

4.             Term and Severance Benefits.

(a)           The Employment Period shall continue until Executive’s resignation, death or disability as defined (including any waiting or qualifying period) in the long-term disability insurance maintained by the Company for Executive or until the Board terminates Executive’s employment.

(b)           If Executive’s employment is terminated by the Company without Cause, or if Executive terminates his employment with Good Reason, and (in either case), there has been no Change in Control during the three years before such termination, Executive shall be entitled to receive for 18 months Monthly Severance Payments, but only for so long as Executive has not breached and does not breach any of the provisions of paragraphs 5 and 6 hereof and only if Executive has executed and delivered to the Company a general release in form and substance reasonably satisfactory to the Company.  Each “Monthly Severance Payment” shall be equal to 1/12 of the sum (the “Termination Payment Sum”) of (i) Executive’s Base Salary in effect at the time of Executive’s termination of employment, and (ii) the most recent cash bonuses for a full fiscal year Executive has received pursuant to paragraph 3(b) of this Agreement (including bonuses pursuant to the Annual Incentive Program and any annual cash bonus Additional Compensation).  The Monthly Severance Payments will be paid by the Company to Executive in accordance with the following schedule:  (i) if Executive is a Specified Employee, the Company shall pay Executive the Monthly Severance Payments for the first six months on the date that is six months following the date on which Executive incurs a Separation From Service and thereafter the Company shall pay Executive the remaining Monthly Severance Payments on a monthly basis on the first regular executive payroll date for the month of payment or (ii) if Executive is not a Specified Employee, the Company shall pay Executive the Monthly Severance Payments on a monthly basis beginning on the first regular executive payroll date after Executive incurs a Separation From Service.  For purposes of this Agreement, “Separation From Service” and “Specified Employee” have the meanings ascribed to such terms in Section 409A.  For purposes of this Agreement, “Section 409A” means section 409A of the Code and the Internal Revenue Service and Department of Treasury rules and regulations issued thereunder.

(c)           If Executive’s employment is terminated by the Company without Cause, or if Executive terminates his employment with Good Reason, and (in either case), there has been a Change in Control during the three years before such termination, Executive shall be entitled to receive a lump sum payment in an amount equal to: (i) if the termination of employment occurs before the first anniversary of the date of the Change in Control, 2.99 times the Termination Payment Sum; (ii) if the termination of employment occurs after the first anniversary of the date of the Change in Control, but before the second anniversary of the date of the Change in Control, 2.25 times the Termination Payment Sum; and (iii) if the termination of employment occurs after the second anniversary of the date of the Change in Control but before the third anniversary of the date of the Change in Control, 1.5 times the Termination Payment Sum.  The lump sum payment will be paid by the Company to Executive in accordance with the following schedule: (i) if Executive is a Specified Employee, the Company shall pay Executive the lump sum on the date that is six months following the date on which Executive incurs a Separation From Service or (ii) if Executive is not a Specified Employee, the Company shall pay Executive the lump sum on the first regular executive payroll date after Executive incurs a Separation From Service.

(d)           If Executive’s employment is terminated for any reason other than as set forth in paragraph 4(b) or 4(c) above, Executive shall only be entitled to his Base Salary through the date of termination of employment; provided, however, that if such employment is terminated by his death, the Company shall continue to cover his immediate family under his medical and dental insurance for six months.

(e)           Except as set forth herein, all of Executive’s rights to benefits and bonuses, except as required by law (such as COBRA) or any applicable benefit plan, and, except as otherwise provided herein, hereunder shall cease upon termination of the Employment Period.

(f)            For purposes of this Agreement, “Cause” shall mean (i) the commission of a felony or a crime involving moral turpitude or the commission of any other act or omission involving willful dishonesty, disloyalty or fraud with respect to the Company or any of its subsidiaries, (ii) conduct tending to bring the Company or any of its subsidiaries into substantial public disgrace or disrepute, (iii) substantial and repeated failure, after reasonable notice and opportunity to cure, to perform duties consistent with the office of Executive as reasonably directed by the Board, (iv) gross negligence or willful misconduct with respect to the Company or any of its subsidiaries or (v) any breach of paragraph 5 or 6 of this Agreement.  For purposes of this Agreement, where Cause is an issue, the burden of proof relating to Cause shall be on the Company, as to whether or not there is Cause, and not on Executive to prove that an action is without Cause.

(g)           For purposes of this Agreement, “Good Reason” shall mean:

(i)            removal, without the consent of Executive in writing, from the office of Executive Vice President and Chief Operating Officer or any material reduction in Executive’s authority or responsibility, other than as a result of a valid termination for Cause;

(ii)           the movement of the chief executive office of the Company more than 50 miles from its current location, unless Executive shall approve thereof;

(iii)          a directive that Executive not work principally at the Company’s chief executive office, unless Executive shall approve thereof;

(iv)          the Company commits a material breach of this Agreement or purports to attempt to terminate it for Cause without the right to do so; and

(v)           the failure to provide to Executive any applicable employee benefit or any indemnification protection provided to other senior executive officers of the Company, unless Executive shall approve thereof.

(h)           For purposes of this Agreement, “Change in Control” shall have the same meaning as is set forth in the 2008 Plan, but if the Company’s stockholders do not approve the 2008 Plan at the 2008 Meeting, then “Change in Control” shall have the same meaning as set forth in the 1997 Plan.

5.             Confidential Information.  Executive acknowledges that the information, observations and data obtained by him prior to the date of this Agreement and hereafter while employed by the Company concerning the business or affairs of the Company and its subsidiaries (“Confidential Information”) are the property of the Company and its subsidiaries.  Therefore, Executive agrees that he shall not disclose to any unauthorized person or use for his own purposes any Confidential Information without the prior written consent of the Board, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of Executive’s acts or omissions.  Executive shall deliver to the Company at the termination of the Employment Period, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) relating to the Confidential Information or the business of the Company or any subsidiary which he may then possess or have under her control.

6.             Non-Compete, Non-Solicitation.

(a)           In further consideration of the compensation to be paid to Executive hereunder, Executive acknowledges that in the course of his employment with the Company he has become and will continue to be familiar with the Company’s and its subsidiaries’ trade secrets and with other Confidential Information and that his services have been and shall be of special, unique and extraordinary value to the Company and its subsidiaries.  Therefore, Executive agrees that, during the Employment Period and for eighteen (18) months thereafter (the “Noncompete Period”), he shall not directly or indirectly own any interest in, manage, control, participate in, consult with, render services for, or in any manner engage in any business competing with the businesses of the Company or its subsidiaries, as such businesses exist or are in process on the date of the termination of Executive’s employment, within any geographical area in which the Company or its subsidiaries engage or plan to engage in such businesses.  Nothing herein shall prohibit Executive from being a passive owner or not more than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as Executive has no active participation in the business of such corporation.

(b)           During the Noncompete Period, Executive shall not directly or indirectly through another entity (i) induce or attempt to induce any employee of the Company or any subsidiary to leave the employ of the Company or such subsidiary, or in any way interfere with the relationship between the Company or any subsidiary and any employee thereof, (ii) hire any person who was an employee of the Company or any subsidiary at any time during the Employment Period or (iii) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of the Company or any subsidiary to cease doing business with the Company or such subsidiary, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or any subsidiary (including, without limitation, making any negative statements or communications about the Company or its subsidiaries).

(c)           If, at the time of enforcement of this paragraph 6, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.  Executive agrees that the restrictions contained in this paragraph 6 are reasonable.

(d)           Because Executive’s services are unique and because Executive has access to Confidential Information, the parties hereto agree that money damages would not be an adequate remedy for any breach of this Agreement.  In the event of the breach or a threatened breach by Executive of any of the provisions of this paragraph 6, the Company, in addition and supplementary to other rights and remedies existing in its favor, may apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security).  In addition, in the event of an alleged breach or violation by Executive of this paragraph 6, the Noncompete Period shall be tolled until such breach or violation has been duly cured.

7.             Executive’s Representations.  Executive hereby represents and warrants to the Company that (a) the execution, delivery and performance of this Agreement by Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound, (b) Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity and (c) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms.  Executive hereby acknowledges and represents that he has consulted with independent legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein.

8.             The Company’s Representations.  The Company hereby represents and warrants to Executive that (a) the execution, delivery and performance of this Agreement have been duly authorized by all requisite action on the part of the Company and do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order or decree to which the Company or any of its subsidiaries is a party or by which any of them is bound and (b) upon the execution and delivery of this Agreement by Executive, this Agreement shall be the valid and binding obligation of the Company, enforceable in accordance with its terms.

9.             Survival.  Paragraphs 4, 5 and 6 and paragraphs 9 through 19 shall survive and continue in full force in accordance with their terms notwithstanding any termination of the Employment Period.

10.           Notices.  Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

Notices to Executive:

Michael Marchetti

7333 Breckenridge Drive

Plano, Texas 75025

Notices to Company:

Tuesday Morning Corporation

6250 LBJ Freeway

Dallas, TX 75240

Attention: Chairman of the Compensation Committee of the Board of Directors

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.  Any notice under this Agreement shall be deemed to have been given when so delivered or mailed.

11.           Section 409A.

(a)           This Agreement shall be interpreted and administered in compliance with Section 409A.

(b)           The Company shall hold harmless and indemnify Executive on a fully grossed-up after tax basis from and against (i) any and all taxes imposed by any taxing authority in connection with (A) stock options granted by the Company to Executive prior to January 1, 2005, or granted as required herein (the “Options”) and (B) any amounts payable under this Agreement that are subject to Section 409A (“Deferred Compensation”), in the case of either (A) or (B), as a result of any taxing authority taking the position that the Options are nonqualified deferred compensation within the meaning of Section 409A or similar state or local tax law, and (ii) all expenses (including reasonable attorneys’, accountants’, and experts’ fees and expenses) incurred by Executive due to a tax audit or litigation addressing the existence or amount of a tax liability described in clause (i); (iii) any tax penalty expenses or interest expenses incurred by Executive at any time in connection with the Options; and (iv) the amount of additional taxes imposed upon Executive due to the Company’s payment of the initial taxes and expenses described in clauses (i), (ii) and (iii).  The amount of expenses eligible for reimbursement pursuant to clause (ii) or clause (iii) above during a taxable year of Executive shall not affect the expenses eligible for reimbursement in any other taxable year of Executive and Executive’s right to reimbursement pursuant to clause (ii) or clause (iii) above shall not be subject to liquidation or exchange for another benefit.

(c)           The Company shall make a payment to reimburse Executive in an amount equal to all federal, state and local taxes imposed upon Executive that are described in clauses (i) and (iv) of paragraph 11(b) above, including the amount of additional taxes imposed upon Executive due to the Company’s payment of the initial taxes on such amounts, within thirty (30) days of the date Executive gives notice to the Company of such payment but in no event later than by the end of Executive’s taxable year next following Executive’s taxable year in which Executive remits the related taxes to the taxing authority.  The Company shall make a payment to reimburse Executive in an amount equal to all expenses and other amounts incurred due to a tax audit or litigation addressing the existence or amount of a tax liability pursuant to clause (ii) of paragraph 11(b) above, within thirty (30) days of the date Executive gives notice to the Company of such payment but in no event later than by the end of Executive’s taxable year following Executive’s taxable year in which the taxes that are the subject of the audit or litigation are remitted to the taxing authority, or where as a result of such audit or litigation no taxes are remitted, within thirty (30) days of the date Executive gives notice to the Company of the completion of the audit or the final and nonappealable settlement or other resolution of the litigation but in no event later than the end of Executive’s taxable year following Executive’s taxable year in which the audit is completed or there is a final and nonappealable settlement or other resolution of the litigation.  The Company shall make a payment to reimburse Executive pursuant to clause (iii) of paragraph 11(b) above within thirty (30) days of the date Executive gives notice to the Company of such payment but in no event later than by the end of Executive’s taxable year next following Executive’s taxable year in which Executive incurred the expense.

(d)           The agreements contained herein are cumulative, and not exclusive, and are in addition to any other rights to which Executive’s may now or in the future be entitled under any provision of the Bylaws or Certificate of Incorporation of the Company, the Certificate of Incorporation or Bylaws or other governing documents of any direct or indirect wholly-owned subsidiary of the Company, any provision of law or otherwise.  Except as required by applicable law, the Company shall not adopt any amendment to its Bylaws or Certificate of Incorporation the effect of which would be to deny, diminish or encumber Executive’s right to indemnification under this Agreement.

(e)           As soon as practicable, but no later than 20 days after Executive (or his representatives) is informed in writing that a taxing authority is taking a position that could entitle Executive to a payment under this paragraph 11, Executive will provide notice to the Company of such position in a manner that will apprise the Company of the nature of such position.  Executive shall allow the Company to participate in any audit or other proceeding relating to such position, provide the Company all reasonable information requested by the Company with respect to such position, allow the Company to contest such position, take such action in connection with contesting such position as the Company shall reasonably request in writing from time to time, including without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company, and cooperate with the Company in good faith in order to effectively contest such claim.

12.           Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

13.           Complete Agreement.  This Agreement embodies the complete agreement and understanding among the parties with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

14.           No Strict Construction.  The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

15.           Counterparts.  This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

16.           Successors and Assigns.  This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, successors and assigns, except that Executive may not assign his rights or delegate his obligations hereunder without the prior written consent of the Company.

17.           Choice of Law.  All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Texas, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas.

18.           Enforcement Costs.  All costs and expenses, including reasonable attorneys’ fees, incurred by either party in connection with the enforcement of any provisions of this Agreement, including interest thereon, shall be paid by the party against whom such enforcement is granted.  Any such reimbursement of an expense incurred by Executive shall be made within thirty (30) days of the date Executive gives notice to the Company of such payment but in no event later than the last day of Executive’s taxable year in which the expense was incurred.   The amount of expenses eligible for reimbursement pursuant to this paragraph 18 during a taxable year of Executive shall not affect the expenses eligible for reimbursement in any other taxable year of Executive and Executive’s right to reimbursement pursuant to this paragraph 19 shall not be subject to liquidation or exchange for another benefit.

19.           Amendment and Waiver.  The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

TUESDAY MORNING CORPORATION

Dated: October 2, 2008	By:	/s/ Stephanie Bowman

	Title:	Executive Vice President and Chief
Financial Officer

Dated: October 2, 2008	/s/ Michael Marchetti
Michael Marchetti